Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Standard BioTools Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share issuable upon conversion of the Series B-1 Convertible Preferred Stock, par value $0.001 per share and Series B-2 Convertible Preferred Stock, par value $0.001per share	457(c)	75,164,397	$2.27	$170,623,181	0.0000927	$15,817.00
Total Offering Amounts							$15,817.00
Total Fee Offsets(4)							—
Net Fee Due							$15,817.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s securities that become issuable by reason of any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event.

(2)

Consists of up to (i) 37,582,346 shares of common stock issuable upon conversion of the Series B-1 Convertible Preferred Stock, par value $0.001 (the “Series B-1 Preferred Stock) and (ii) 37,582,051 shares of common stock issuable upon conversion of the Series B-2 Convertible Preferred Stock, par value $0.001 (the “Series B-2 Preferred Stock” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”). Subject to certain anti-dilution adjustments and limitations on conversion with respect to certain Purchasers, the Series B Preferred Stock will be convertible at the option of the holders thereof at any time into a number of shares of Common Stock equal to the Conversion Rate (as defined in the Certificates of Designations for the Series B-1 Preferred Stock and the Series B-2 Preferred Stock establishing the powers, designations, preferences and privileges and the qualifications, limitations or restrictions of the shares of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock (collectively, the “Certificates of Designation”)), which shall initially be 294.1176.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s common stock on the Nasdaq Global Select Market on May 11, 2022.

(4)	The Registrant does not have any fee offsets.